                                               Exhibit 10F- Employment Agreement

                           EMPLOYMENT CONTRACT


STATE OF CALIFORNIA              )(
COUNTY OF ORANGE                 )(


This AGREEMENT, made this 1st day of December, 2001, is between SEYCHELLE ENVIRONMENTAL TECHNOLOGIES, INC. having a principal place of business 32921 Calle Perfecto, San Juan Capistrano, CA 92675 hereinafter referred to as the "Employer", and Carl W. Palmer of 151 Peralta Hills Drive, Anaheim CA 92807 hereinafter referred to as (key) "Employee".


                                    ARTICLE I

                               TERMS OF EMPLOYMENT

The Employer hereby employs the Employee and the Employee hereby accepts employment with the Employer for a period of five (5) years; however, this Agreement may be terminated earlier as hereinafter provided. Upon expiration of the initial term, all terms and provisions of this Agreement shall be automatically renewed for successive one-year terms unless either the Employer or the Employee gives written notice of non-renewal.


                                   ARTICLE II

                               DUTIES OF EMPLOYEE

2.01 The Employee is hereby employed as CEO & President and shall work at the Corporate Offices of the Employer and at such other place or places as may be directed by the Employer. The duties to be performed by the Employee shall be determined from time to time by the Board of Directors of the Employer, such duties and authority conferred to coincide with those common to employees in similar capacities in similar industries.


2.02 The duties of the Employee may be changed from time to time by the mutual consent of the

Employer and the Employee without resulting in a cancellation of this Contract. Notwithstanding any such change, the employment of the Employee shall be construed as continuing under this Agreement as modified.

2.03 If the Employee at any time during the term of this Agreement shall be unable because of personal injury or illness to perform his duties under this Contract, the Employer may assign the Employee to other reasonable and like duties and the compensation to be paid will remain the same as contractually agreed. If the Employee is unwilling to accept the modification in duties made by the Employer, this Contract shall terminate immediately.

2.04 The Employee during the term of this Contract may engage in any other business or professional activity that takes time away from required management duties and responsibilities without prior consent of the Board of Directors.

                                   ARTICLE III

                                  COMPENSATION

3.01 As base compensation for services rendered under this Agreement, the Employee shall be entitled to receive from the Employer compensation equal to $10,000.00 per annum, payable annually on the closing day of the Employer's fiscal year end, prorated for any partial employment period, or such other base compensation as from time to time may be established by the parties subsequent to the execution of this Agreement in writing as an amendment to this paragraph of this Agreement, incorporating in such amendment by reference all of the provisions of this Agreement along with provisions specifying manner of payment.

3.02 As additional compensation for services rendered hereunder, the Employee shall be entitled to receive one percent of the net after tax profits of Employer as reported in the Employer's Form 10K. The Employee shall be entitled to receive his share of these funds upon the filing of the Employer's 10K.

                                   ARTICLE IV.

                          EMPLOYEE BENEFITS AND BONUSES

4.01 The Employer agrees to include the Employee in any hospital, surgical, medical, dental, vision or other similar plan presently in effect or adopted by the Employer if desired by Employee and if he is not similarly covered by another plan.

4.02 The Employer agrees to include the Employee under all Employer implemented employee benefit programs including, but not limited to, life insurance, disability insurance, accidental death, dismemberment insurance, IRA or KEOGH plans and retirement plans among others.

4.03 The Employee shall be entitled to annual vacation leave of twenty-five (25) working days in each year, including the first year, at full pay. The Employee shall be entitled to holidays with full pay in accordance with current Employer holiday policy. The Employer shall be entitled to sick leave with full pay in accordance with current Employer sick leave policy.

4.04 If the Employee becomes disabled during the employment term because of sickness, physical or mental disability, or for any reason, so that he is unable to perform his duties hereunder, the Employer agrees to continue the Employee's base salary at 100%. But at its discretion, after a three (3) month's period, the Board of Directors can assign this Employee to other duties. After six (6) months, if the same condition exists, then the Executive Committee can look at the possibility of separation.

4.05 On Employee's dismissal by the Employer, other than for cause as defined in Paragraph 7.01 hereof, the Employee shall receive a cash severance payment in an amount equal to the balance due under this Agreement up to the time of dismissal plus not less than six (6) months' base salary. Employee shall not be entitled to receive any other compensation subsequent to the termination date hereof. On dismissal for cause, Employee shall receive a cash severance payment in an amount equal to one (1) month's salary.

4.06 Employee is eligible to participate in any stock bonus or options program as may be established by the Employer from time to time.



                                    ARTICLE V

                      EMPLOYEE EXPENSES AND TRANSPORTATION


5.01 The Employee is authorized to incur reasonable business expenses for promoting the business of the Employer, including expenditures for entertainment, meals and travel. (Receipts for such travel expenses are required.)

                                   ARTICLE VI

                               EMPLOYEE OBLIGATION

6.01 The employment of the Employee shall continue only as long as the services rendered by the Employee are satisfactory to the Board of Directors of Employer, regardless of any other provisions contained in this Agreement. The Board shall be the sole judge as to whether the services of the Employee are satisfactory.

                                   ARTICLE VII

                                   TERMINATION

7.01 If the Employee willfully refuses to perform without good cause or habitually neglects the duties which he is required to perform under the terms of this Agreement, the Employer may, at its option, terminate this Agreement by giving written notice of termination to the Employee without prejudice to any other remedy to which the Employer may be entitled either at law, in equity, or under this Agreement. The Board must notify employee of willful refusal to perform or habitual neglect of duty in writing, giving employee thirty days in which to correct the problems. Termination pursuant to this paragraph shall be strictly for cause.

7.02 In the event of the termination of this Agreement, prior to the completion of the term of employment specified herein, the Employee shall be entitled to the compensation as provided for in Paragraphs 3.01 and 4.05 herein.

7.03 In the event of the termination of this Agreement for cause or voluntarily by Employee prior to the completion of the term of employment specified herein, the Employee shall automatically forfeit any rights that he may have under the stock and cash bonus provisions hereof. (All stock vested to that date, however, will be stock owned by Employee or his/her assignees)

7.04 In the event of a breach of this Agreement by either the Employer or the Employee resulting in damages to the other party, the damaged party may recover from the party breaching the Agreement any and all damages that may be sustained, including any and all legal and attorneys' fees, etc.

7.05 This Agreement may be terminated by the Employee by giving thirty (30) days written notice of termination to the Employer. Such termination shall become effective on the date set forth in the notice to the Employer. Upon such voluntary termination by Employee, Employee shall be entitled to one month's base salary as severance pay. By voluntary termination, Employee forfeits any right he may have to additional stock options and cash bonuses. Options earned will remain with employee until exercised or expired.

                                  ARTICLE VIII

                               GENERAL PROVISIONS


8.01 Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may change his address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) days after mailing.

8.02 This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Employee by the Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.

8.03 This Agreement shall be governed by and construed in accordance with the laws of the State of California.

8.04 If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which he may be entitled.

8.05 If the Employee dies prior to the expiration of the term of employment, any monies that may be due him from the Employer under this Agreement as of the date of his death shall be paid to his executors, administrators, heirs, personal representatives, successors, and assigns as may be decided by a will, Trust or a Probate Court.

8.06 Employee agrees that he will not make any arrangements to obligate the Employer to any long-term financial commitments without the expressed permission of the Board of Directors.

8.07 Employee agrees to keep completely confidential the names of any of Employer's banks, lending institutions, investors, corporations, individuals or groups of individuals, lenders or borrowers, buyers or sellers. Such identity shall remain confidential during the duration of this contract and for two years after termination, and shall include telephone numbers, addresses, & telex numbers, other pertinent information, etc. not to be used malevolently against or in competition with Employer.

8.08 It is understood that Employee or Employer cannot be considered or adjudged to be in violation of this Agreement when the violation is involuntary due to situations beyond their control such as acts of God or civil disturbances.

8.09 This Contract shall in no way be construed as being an agreement of partnership in such a way that any of the individual Parties to this Agreement shall have any claim against any separate dealings, ventures or assets of any other Party nor shall any party be liable for any other Party's commitments or liabilities in business or personal dealings or situations.

8.10 In the event that any provision of this Contract shall finally be determined to be invalid or unlawful, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect,.

EXECUTED at Orange County, CA, on the day and year first above written.



EMPLOYER:                                 EMPLOYEE:


By:  /s/                                   By:  /s/
   -------------------------------           -----------------------------------
     Carl W. Palmer, President                 Carl W. Palmer


By:  /s/
   -------------------------------
     Paul H. Lusby, Secretary